Exhibit 99.2

Fourth-Quarter 2009 Results—Supplemental Information

A)	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the fourth quarter of 2009?

The Oilfield Services pretax return on sales for the fourth quarter of 2009 was 19.5% versus 21.0% in the third quarter of 2009.

2)	What is the capex guidance for 2010?

Oilfield Services capex is expected to approach $2.40 billion for the full-year 2010. Oilfield Services capex in 2009 was $1.93 billion.

B)	WesternGeco

3)	What was the dollar amount of multiclient surveys capitalized in the fourth quarter of 2009?

WesternGeco capitalized $80 million of multiclient surveys in the fourth quarter of 2009.

4)	What were multiclient sales in the fourth quarter of 2009?

Multiclient sales, including transfer fees, were $242 million in the fourth quarter of 2009.

5)	What is the capex guidance for 2010?

WesternGeco capex is expected to approach $300 million for the full-year 2010, including approximately $116 million for seismic vessels. WesternGeco capex in 2009 was $463 million.

6)	What was the WesternGeco backlog at the end of the fourth quarter of 2009?

WesternGeco backlog, which is based on signed contracts with customers, was $1.0 billion at the end of the fourth quarter of 2009.

C)	Schlumberger Limited

7)	What were the Schlumberger pretax and after-tax returns-on-sales for the fourth quarter of 2009?

The Schlumberger pretax return on sales from continuing operations was 17.3% for the fourth quarter of 2009—versus 18.0% for the third quarter of 2009.

The Schlumberger after-tax return on sales from continuing operations was 14.2% for the fourth quarter of 2009 versus 14.5% for the third quarter of 2009.

8)	What was the Schlumberger stock-based compensation expense for the fourth quarter of 2009?

Stock-based compensation expense for the fourth quarter of 2009 was $47 million, or $0.04 per share.

9)	What was the Schlumberger Net Debt† at the end of the fourth quarter of 2009?

Net debt was $126 million at December 31, 2009, compared to $660 million at the end of the previous quarter.

Significant liquidity events during the fourth quarter included $676 million of capital expenditures, the purchase of $500 million of common stock under the Schlumberger stock repurchase program and pension plan contributions of $237 million.

†Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

10)	What was included in “Interest and other income, net” for the fourth quarter of 2009?

“Interest and other income, net” for the fourth quarter of 2009 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$50
Interest Income	10
Other	2

$62

11)	How did interest income and interest expense change during the fourth quarter of 2009?

Interest income of $10 million decreased $5 million sequentially. Interest expense of $51 million decreased $3 million sequentially.

12)	Why was there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas for the fourth quarter of 2009?

The difference of $1 million in the fourth quarter of 2009 arose from Oilfield Services headquarters projects and costs and income items not allocated to the Areas.

13)	Why was there a difference between the Schlumberger pretax income from continuing operations, before interest, and the pretax income of the two business segments for the fourth quarter of 2009?

The difference in the fourth quarter of 2009 consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments as well as interest on postretirement medical benefits and stock-based compensation expense.

14)	What was the effective tax rate (ETR) for the fourth quarter of 2009?

The ETR in the fourth quarter of 2009 was 17.6% compared to 19.5% in the prior quarter. This decrease was primarily due to a more favorable geographic earnings mix. The ETR is very sensitive to the geographic mix and, as such, it may continue to experience some volatility on a quarterly basis.

This document, the fourth-quarter and full-year 2009 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; operating margins; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the current global economic downturn; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; pricing erosion; seasonal factors; and other risks and uncertainties detailed in our fourth-quarter and full-year 2009 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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